Exhibit 10.2
[AIRCASTLE LIMITED]

FORM OF
PERFORMANCE SHARE UNIT AGREEMENT
FOR CERTAIN EXECUTIVE OFFICERS
UNDER THE AIRCASTLE LIMITED
2014 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “PSU Agreement”), dated as of _________ __, _____ (the “Date of Grant”), is made by and between Aircastle Limited, a Bermuda exempted company (the “Company”) and [_____________] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Aircastle Limited 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.     -Grant of PSUs. The Company hereby grants to the Participant __________ performance share units (the “PSUs”), subject to all of the terms and conditions of this PSU Agreement and the Plan. Each PSU granted hereunder represents the right to receive one Share. The number of PSUs set forth in this Section 1 is referred to as the “Target PSUs” for purposes of this PSU Agreement. The actual number of PSUs that may become vested is subject to the achievement of the applicable performance goals set forth on Exhibit A hereto (the “Performance Goals”) and other vesting criteria set forth in this PSU Agreement, and may be lesser or greater than the number of Target PSUs. To the extent necessary and desirable to comply with Section 162(m) of the Code, the Committee shall certify the achievement of the Performance Goals in writing prior to the issuance of any Shares relating to vested PSUs.
2.    Lapse of Restrictions; Settlement.

(a)    Vesting.

(i)    General. Except as otherwise set forth in this Section 2(a), the PSUs shall vest on [ ] (the “Vesting Date”), subject to the achievement of the Performance Goals and the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates from the date hereof through the Vesting Date, and provided that the Participant has not given or received notice of resignation or termination as of the Vesting Date. Shares relating to vested PSUs shall be issued to the Participant within 15 days following the date on which the Company’s annual financial statements are filed for the year in which the Vesting Date occurs, but in no event later than March 15th of the year following the year in which the Vesting Date occurs.

(ii)    Following Certain Terminations of Employment. Subject to the next sentence, upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any PSUs that are not vested as of the date of such termination of employment shall be forfeited without payment of any consideration and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such PSUs. Notwithstanding the foregoing:

(x)    in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated by the Company without Cause or by the Participant for Good Reason (each, a “Qualifying Termination”), then the Performance Period shall end as of the last day of the Company’s last fiscal quarter ending prior to the date of such Qualifying Termination, and a number of PSUs shall immediately vest on the date of such Qualifying Termination based on achievement of the Performance Goals as of the last day of the Performance Period, and the corresponding number of Shares shall be issued to the Participant within 15 days following the date on which the Company’s financial statements are filed for the Company’s last fiscal quarter ending prior to the date of such Qualifying Termination, but in no event later than March 15th of the year following the year in which such Qualifying Termination occurs, subject to the Participant’s execution (and non-revocation) of a separation agreement prepared by the Company (or any Subsidiary or Affiliate) which includes, inter alia, a general release of claims; and

(y)    in the event that a Change in Control occurs prior to the Vesting Date, then the Performance Period shall end as of the date of the Change in Control and the Performance Goals shall be deemed to be satisfied as of the date of such Change in Control at the greater of (x) the level of achievement resulting in vesting percentages of 75% of the Target PSUs and (y) the actual level of achievement as of the date of such Change in Control (as set forth on Exhibit A hereto). The resulting number of PSUs (the “Resulting Awards”) shall be treated as follows:

(A)    if the acquiring or successor entity assumes the Resulting Awards, the Resulting Awards shall continue to be subject to all of the terms and conditions of the PSUs as in effect immediately prior to the Change in Control, except that the Resulting Awards shall be subject to vesting based solely on the continued employment of the Participant with the Company or a Subsidiary or Affiliate through the Vesting Date, without regard to achievement of the Performance Goals or any other performance criteria, and the corresponding number of Shares that become vested as of the Vesting Date shall be issued to the Participant in accordance with Section 2(a)(i); provided that in the event of either (i) a Qualifying Termination or (ii) a termination of the Participant’s employment as a result of the death or Disability of the Participant, in each case after the date of a Change in Control and prior to the Vesting Date, the Resulting Awards shall immediately vest and the corresponding number of Shares shall be issued to the Participant or his/her heirs, assigns or personal representatives, as the case may be, within 60 days following the date of such termination, but in no event later than March 15th of the year following the year in which such termination occurs; and

(B)    if the acquiring or successor entity does not agree to assume the Resulting Awards in accordance with the preceding subsection (A), then the Resulting Awards shall immediately vest on the date of the Change in Control and the Participant shall be entitled to receive the same consideration with respect to each such Resulting Award as the holder of a Common Share is entitled to receive as a result of such Change in Control.

(z)    in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated as a result of the death or Disability of the Participant, then the Performance Period shall end as of the last day of the Company’s last fiscal quarter ending prior to the date of such termination of employment, and the greater of (x) the Target PSUs and (y) the number of PSUs that would have vested based on achievement of the Performance Goals as of the last day of the Performance Period shall immediately vest, and the corresponding number of Shares shall be issued to the Participant or his/her heirs, assigns or personal representatives, as the case may be, within 15 days following the date on which the Company’s financial statements are filed for the Company’s last fiscal quarter ending prior to the date of such termination, but in no event later than March 15th of the year following the year in which such termination occurs.

(b)    Restrictions. Until the PSUs vest and Shares are issued to the Participant in settlement of such PSUs as provided in Section 2(a) hereof, or as otherwise provided in the Plan, no Transfer (as defined in Section 6 hereof) of the PSUs or any of the Participant’s rights with respect to the PSUs (including any right to the Dividend Equivalent Payment), whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to Transfer any PSUs or any rights in respect of PSUs before vesting, such PSUs, and all of the rights related thereto (including any right to the Dividend Equivalent Payment), shall immediately expire.
3.    Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of out-standing PSUs.

4.    Changes. The Administrator may accelerate the Vesting Date for, or otherwise adjust any of the terms of, the PSUs; provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Participant’s rights hereunder.

5.    Notices. All notices and other communications under this PSU Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford CT 06902, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

6.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the PSUs or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of this PSU Agreement will be valid, and the Company will not transfer any of said PSUs on its books, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

7.    No Obligation to Register. The Company shall be under no obligation to register the Shares relating to the PSUs pursuant to the Securities Act or any other federal or state securities laws.
8.    Taxes.
(a)    The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this PSU Agreement. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the grants hereunder, or the Company or an Affiliate may at its option deduct from the Participant’s next normal payroll, an amount equal to the taxes the Company determines it is required to withhold with respect to the grants hereunder. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Administrator, in its sole discretion, by either (i) electing to have the Company withhold from the issuance of Shares relating to the PSUs or (ii) by delivering to the Company Shares that the Participant already owns, in each case having a value equal to the minimum amount of tax required to be withheld (or such other amount as may be permitted by applicable law and accounting standards). Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional amounts shall be settled in cash.
(b)    The Participant acknowledges that the tax laws and regulations applicable to the PSUs and the disposition of the Shares the Participant may receive following vesting of the PSUs are complex and subject to change, and it is the sole responsibility of the Participant to obtain his or her own advice as to the tax treatment of the terms of this PSU Agreement.

BY SIGNING THIS PSU AGREEMENT, THE PARTICIPANT REPRESENTS THAT HE OR SHE HAS REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS PSU AGREEMENT AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE PARTICIPANT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS PSU AGREEMENT

9.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this PSU Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.    Confidentiality.

(a)    The Participant acknowledges that during the period of his service with the Company he shall have access to the Company’s Confidential Information (as defined below). All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so. The Participant agrees that the Participant shall not at any time during the term of the Participant’s service or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with the Participant’s service by the Company. The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this PSU Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this PSU Agreement. This confidentiality provision shall survive the termination of this PSU Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its Affiliates.

(b)    With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two year period immediately following termination of the Participant’s service for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during the Participant’s service and for the two year period immediately following termination of Participant’s service for any reason.

(c)    The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this PSU Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this PSU Agreement and (ii) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section shall continue beyond the Participant’s termination of service and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

11.    Governing Law. This PSU Agreement shall be governed by and construed according to the laws of Bermuda.

12.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the PSUs and this PSU Agreement shall be subject to all terms and conditions of the Plan and this PSU Agreement.

13.    Amendments; Construction. The Administrator may amend the terms of this PSU Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 10 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 10 shall supersede such conflicting terms and control. Headings to Sections of this PSU Agreement are intended for convenience of reference only, are not part of this PSU Agreement and shall have no effect on the interpretation hereof.

14.    Survival of Terms. This PSU Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15.    Rights as a Shareholder. The Participant shall have none of the rights of a holder of Common Shares (including the right to vote or receive dividends or distributions) with respect to the PSUs prior to the date on which the Participant receives shares in settlement of such PSUs.

16.    Agreement Not a Contract for Services. Neither the Plan, the granting of the PSUs, this PSU Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or u nderstanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

17.    Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this PSU Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

18.    Severability. Should any provision of this PSU Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this PSU Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original PSU Agreement.

19.    Section 409A. The PSUs granted hereunder are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, this PSU Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of this PSU Agreement and no payment shall be due to the Participant under this PSU Agreement until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in this PSU Agreement, to the extent that any PSUs (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) is payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan and this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

20.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this PSU Agreement. The Participant has read and understands the terms and provisions of the Plan and this PSU Agreement, and accepts the PSUs subject to all the terms and conditions of the Plan and this PSU Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this PSU Agreement.

21.    Clawback. The Participant hereby acknowledges and agrees that, in accordance with Section 28 of the Plan, the PSUs and the Shares relating to the PSUs are subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company pursuant to or in anticipation of any such law, government regulation or stock exchange listing requirement, including, without limitation, the Aircastle Limited Executive Incentive Compensation Recoupment Policy, adopted January 27, 2016, as may be amended from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Performance Share Unit Agreement on the day and year first above written.

AIRCASTLE LIMITED

By
Name
Title

[NAME OF PARTICIPANT]

___________________________________
The Participant

875914-NYCSR05A - MSW

EXHIBIT A
PERFORMANCE GOALS

The Administrator established an initial PSU grant expressed as a number of shares, referred to in Section 1 of the PSU Agreement as the “Target PSUs”. The number of PSUs that are eligible to vest (or that may be earned, in the event of a Change in Control, death or disability) on the last day of the Performance Period in accordance with the terms and conditions of the applicable subsections of Section 2(a) of the PSU Agreement shall be finally determined by the Committee (or its designee, as applicable) as follows:

1.    Relative TSR Performance Goal. A total of one-half of the PSUs shall be subject to vesting based on the Company’s achievement of the Relative TSR Performance Goal during the Performance Period, as set forth in the table below. The number of PSUs, if any, that shall vest shall be finally determined by the Committee (or its designee, as applicable) by multiplying (i) one-half of the Target PSUs by (ii) the applicable vesting percentage set forth in column C of the table below.

A Performance Level for Performance Period	B Relative TSR Performance Goal	C Vesting Percentage
Below Threshold	0
Threshold	0
Target	0	100%
Maximum	0

2.    Absolute Adjusted ROE Performance Goal. A total of one-half of the PSUs shall be subject to vesting based on the Company’s achievement of the Absolute Adjusted ROE Performance Goal during the Performance Period, as set forth in the table below. The number of PSUs, if any, that shall vest shall be finally determined by the Committee (or its designee, as applicable) by multiplying (i) one-half of the Target PSUs by (ii) the vesting percentage to be determined by dividing (x) the applicable vesting percentage for each complete or partial year during the Performance Period by (y) the number of complete or partial years during the Performance Period.

	Vesting Percentages
	0%	0	100%	0
	Below Threshold	Threshold	Target	Maximum
YEAR
YEAR
YEAR

3.     Linear Interpolation. If the level of achievement of the Performance Goals set forth on this Exhibit A is greater than the applicable Threshold amount but less than the applicable Target amount, or greater than the applicable Target Amount but less than the applicable Maximum amount, the number of Shares eligible for vesting upon the achievement of such Performance Goal shall be finally determined by the Committee (or its designee, as applicable) by linear interpolation between the number of Shares that would vest at the defined ends of the applicable spectrums.

4.    Definitions. For purposes of this Exhibit A, the following terms have the following meanings:

(a)    “Adjusted ROE” means Adjusted Net Income divided by the average shareholders’ equity, excluding the fair market value of derivatives. For purposes of this PSU Agreement, Adjusted Net Income, or ANI, is net income before certain expenses related to the Company’s financings and interest rate derivative accounting, share-based compensation expense and other items deemed unusual by the Company when viewed in the context of the Company’s ongoing business.

(b)    “Absolute Adjusted ROE Performance Goal” means the average of the vesting percentages achieved during the Performance Period with respect to the Adjusted ROE targets set by the Committee [and communicated] to the Participant as soon as practicable following (i) the Date of Grant with respect to the first calendar year of the Performance Period and (ii) the start of each of the second and third calendar years during the Performance Period (as applicable).

(c)    “Performance Period” means the period beginning on January 1, 2016 and ending on the Vesting Date, unless, prior to the Vesting Date, (i) the Participant experiences a Qualifying Termination or the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated as a result of the death or Disability of the Participant, in which case the Performance Period shall end on the last day of the Company’s last fiscal quarter ending prior to the termination date or (ii) a Change in Control occurs, in which case the Performance Period for (A) the Absolute Adjusted ROE Performance Goal shall end on the last day of the Company’s last fiscal quarter ending prior to the date of such Change in Control and (B) the Relative TSR Performance Goal shall end on the date of such Change in Control.

(d)    “Relative TSR Performance Goal” means the rank order of the Company’s Total Shareholder Return during the Performance Period as compared to the Total Shareholder Return of each of the companies included in the S&P MidCap 400 Index (or such successor index or, if the S&P MidCap 400 Index is discontinued, a comparable index determined by the Committee) at the start of the Performance Period.

(e)    “Total Shareholder Return” of an entity shall be determined by dividing (i) the sum of (A) the cumulative amount of dividends or similar equity distributions during the Performance Period, assuming dividend/distribution reinvestment, and (B) the difference between the average closing stock price for the common equity of such entity over the thirty (30) day period immediately preceding the last day of the Performance Period (or, in respect of the Company only, if a Change in Control occurs prior to the Vesting Date, the closing stock price on the last trading day immediately preceding the date of such Change in Control) and the average closing stock price for the common equity of such entity over the thirty (30) day period immediately preceding the first day of the Performance Period by (ii) the average closing stock price for the common equity of such entity over the thirty (30) day period immediately preceding the first day of the Performance Period, with such amount expressed as a percentage so that each of the Company and the component companies of the S&P MidCap 400 Index (or such successor index or, if the S&P MidCap 400 Index is discontinued, a comparable index determined by the Committee) may be ranked in order from the highest Total Shareholder Return to the lowest Total Shareholder Return and the relative ranking of the Company within that order may be determined (references to rank herein are determined from the lowest return so that, for example, the 10th percentile is the 10th percentile from the lowest total shareholder return). Firms included in the S&P Mid Cap 400 Index (or such successor index or, if the S&P MidCap 400 Index is discontinued, a comparable index determined by the Committee) at the start of the Performance Period that cease to exist as publicly traded companies at the end of the Performance Period (x) due to bankruptcy, are to be included in the ranking with a TSR = -100% or (y) as a result of an acquisition, being taken private or a similar event, are to be excluded from the calculations.